Exhibit 10.3

SECOND AMENDMENT TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This Second Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) dated as of March 31, 2006, is by and among MIDWEST GRAIN PROCESSORS COOPERATIVE, an Iowa cooperative corporation (“Midwest Grain Processors Cooperative”), and MIDWEST GRAIN PROCESSORS, LLC, a Delaware limited liability company (“Midwest Grain Processors, LLC”) (Midwest Grain Processors Cooperative and Midwest Grain Processors, LLC are each a “Borrower” and collectively, are the “Borrower”, as the context may require), the financial institutions listed on the signature pages hereof and each other financial institution that may hereafter become a party to the Loan Agreement in accordance with the provisions of the Loan Agreement (collectively, the “Lenders” and individually a “Lender”) and COBANK, ACB, a federally chartered banking organization (“CoBank”), in its capacity as Agent for the Lenders and for the Issuer ( in such capacity, the “Agent”).

RECITALS

The Borrower, the Lenders and the Agent are parties to an Amended and Restated Loan and Security Agreement dated as of December 14, 2005, as amended by a First Amendment to Amended and Restated Loan and Security Agreement dated as of February 28, 2006 (as the same may be amended, modified, supplemented, renewed or restated from time to time, the “Loan Agreement”).

The Borrower has requested that the Lenders and the Agent (i) consent to the sale of a sixty percent (60%) ownership interest in the Borrower to Global Ethanol, Inc., a Delaware corporation (“Global Ethanol, Inc.”), (ii) release Midwest Grain Processors Cooperative from its obligations as a coborrower under the Loan Agreement and the other Financing Agreements, and (iii) make certain other amendments to the Loan Agreement.

The Lenders and the Agent are willing to grant the Borrower’s requests subject to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.        Defined Terms.  Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Loan Agreement is amended by adding or amending, as the case may be, the following definitions:

“‘Borrower’ shall mean Midwest Grain Processors, LLC, a Delaware limited liability company.”

“‘Change of Control’ shall mean any event, circumstance or occurrence that results in (i) Global Ethanol, Inc. failing to own sixty percent (60%) of the outstanding membership interests in the Borrower, or (ii) Midwest Grain Processors Cooperative failing to own twenty-nine percent (29%) of the outstanding membership interests in the Borrower.”

‘“Global Ethanol, Inc.’ shall mean Global Ethanol, Inc., a Delaware corporation.”

‘“Midwest Grain Processors Cooperative’ shall mean Midwest Grain Processors Cooperative, an Iowa cooperative corporation.”

“‘Midwest Grain Processors, LLC’ shall mean Midwest Grain Processors, LLC, a Delaware limited liability company.”

‘“Management Services Agreement’ means that certain Amended and Restated Management and Administrative Services Agreement signed as of February 21, 2006, but effective on the date Global Ethanol, Inc. is issued its membership interest in the Borrower, between the Borrower and Coltivare, LLC, a Delaware limited liability company, as the same may be amended or restated from time to time with the prior written consent of the Required Lenders.”

‘“Matured Default’ shall mean the occurrence or existence of any one or more of the following events: (a) Borrower fails to pay any principal or interest pursuant to any of the Financing Agreements (other than the Bank Products Agreements) at the time such principal or interest becomes due or is declared due; (b) Borrower fails to pay any of the Liabilities (other than the Liabilities referred to in (a) above) on or before ten (10) days after such Liabilities become due or are declared due; (c) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in Sections 8.1, 8.2 or 8.4; (d) Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement or in any of the other Financing Agreements (other than those covenants, conditions, promises and agreements a default in whose performance or whose breach is elsewhere in this definition specifically dealt with), and such failure or neglect continues for more than thirty (30) days after such failure or neglect first occurs, provided, however, that such grace period shall not apply, and a Matured Default shall be deemed to have occurred and to exist immediately if such failure or neglect may not, in the Agent’s reasonable determination, be cured by Borrower during such thirty (30) day grace period; (e) the Available Amount or the Borrowing Base Limit, as calculated in accordance with the definitions thereof, result in a negative amount; (f) any warranty or representation at any time made by or on behalf of Borrower in connection with this Agreement or any of the other Financing Agreements is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by or on behalf of Borrower to the Agent or any other Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified; (g) a judgment in excess of $50,000 is rendered against Borrower and such judgment remains unsatisfied or un-discharged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided, however, that this clause (g) shall not apply to any judgment for which Borrower is fully insured (except for deductible amounts permitted under Section 7.4) and with respect to which the insurer has admitted liability in writing for such judgment; (h) all or any part of the assets of Borrower or any guarantor of any of the Liabilities come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; (i) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower or any guarantor of any of the Liabilities and such proceeding is not dismissed within thirty (30) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or any guarantor of any of the Liabilities, or Borrower or any guarantor of any of the Liabilities makes an assignment for the benefit of creditors; (j) Borrower or any guarantor of any of the Liabilities voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated or dies; (k) Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency or by the termination or expiration of any permit or license, from conducting all or any material part of Borrower’s business affairs; (l) Borrower or any guarantor of any of the Liabilities fails to make any payment due or otherwise defaults on any other obligation for borrowed money and the effect of such failure or default is to cause or permit the holder of such obligation or a trustee to cause such obligation to become due prior to its date of maturity; (m) any guarantor of any of the Liabilities asserts the invalidity of their guaranty, purports to terminate their guaranty or purports to limit the application thereof to then existing Liabilities; (n) the Agent makes an expenditure under Section 10.3; (o) the occurrence of a non-curable breach or default or a matured default under any other agreement at any time in existence between Borrower, an Affiliate (other than an agent or employee) or a guarantor of any of the Liabilities, and the Agent; (p) the Agent, at any time reasonably determines that the Lenders are insecure with respect to the amount or quality of Collateral for the Lenders’ loans to Borrower or the prompt payment of all or any part of the Liabilities, or that such change has occurred in the condition or affairs (financial or otherwise) of Borrower or any of Borrower’s Affiliates as, in the reasonable opinion of the Agent, materially affects Borrower’s ability to make prompt payment on the Liabilities or materially impairs or is likely to materially impair the value of the Collateral, including without limitation, the occurrence of such events as would in the Agent’s reasonable opinion create the possibility that, in accordance with any federal, state or local law, or in accordance with any contract by which Borrower is bound, any Person could assert liens or setoffs against the Collateral; (q) with respect to the Iowa Project or the Michigan Project: (i) a material default shall occur and shall be continuing under the Construction Contract for the Iowa Project, the Construction Contract for the Michigan Project or any other material contract for work on the Iowa Project or the

Michigan Project, (ii) the cost to complete either the Iowa Project or the Michigan Project, in the aggregate, shall be determined by the Agent to exceed the original projected cost to complete the Iowa Project or the Michigan Project by more than $500,000, unless the Required Lenders shall have approved change orders with respect to any such increase, (iii) work on the Iowa Project or the Michigan Project shall be substantially abandoned for any reason or (iv) work on the Iowa Project or the Michigan Project shall be delayed or discontinued for a period of ten (10) consecutive days, provided, however, that the Matured Default of Borrower under this clause shall be suspended to the extent and for the period that the reason such delay or discontinuance is beyond Borrower’s reasonable control, including without limitation, labor disputes, acts of god, Governmental Requirements enacted after the date hereof, acts of war or conditions arising out of or attributable to war, riot, civil strike, insurrection or rebellion, fire or explosion (other than a fire or explosion attributable to the actions of Borrower), earthquake, storm, flood or other adverse weather conditions, delay or failure by suppliers or materialmen, contractors or subcontractors, shortage of or inability to obtain labor, supplies or materials, unless the Completion of the Iowa Project or Completion of the Michigan Project, as applicable, cannot, by reason of such excused causes, in the reasonable judgment of the Agent, be accomplished prior to the Completion Date for the Iowa Project (as defined in the Construction Lending Protocol for the Iowa Project) or the Completion Date for the Michigan Project (as defined in the Construction Lending Protocol for the Michigan Project), as applicable; (r) the Borrower shall be in default under that certain Lease dated May 16, 2005, as amended, with Adrian & Blissfield Rail Road Company (the “Water Line Lease”) or the Water Line Lease shall be terminated; (s) the Borrower shall have failed to satisfy the requirements set forth in the next to last sentence of Section 4.5 of this Agreement by the dates required therein; (t) a Change of Control shall occur; or (u) the Management Services Agreement is terminated, allowed to expire or otherwise amended, altered or waived in any respect without the prior written consent of the Required Lenders.”

2.        Consent to the Acquisition of Membership Interests by Global Ethanol, Inc.  The Agent and the Lenders hereby consent to the acquistion by Global Ethanol, Inc. of a sixty percent (60%) ownership interest (202,534.5 Class C Units) in the Borrower. The Agent and the Lenders consent to the amendment and restatement of the Borrower’s limited liability company agreement executed and delivered in connection with the foregoing acquisition of the ownership interest by Global Ethanol, Inc.

3.        Release of Midwest Grain Processors Cooperative as a Coborrower under the Loan Agreement and the Other Financing Agreements.  Midwest Grain Processors Cooperative is hereby released as a coborrower under the Loan Agreement and the other Financing Agreements; provided, however, for purposes of the Amended and Restated Real Estate Mortgage dated as of December 14, 2005 covering the Iowa Project (as the same may be supplemented, amended or restated from time to time, the “Iowa Mortgage”), Midwest Grain Processors Cooperative shall remain a “mortgagor” for purposes of granting a mortgage lien and security interest in all of the “Property” (as defined in the Iowa Mortgage).

From and after the effectiveness of this Amendment, the term “Borrower” and other similar terms (other than “Mortgagor” under the Iowa Mortgage) under the Loan Agreement and the other Financing Agreements shall be deemed to refer only to Midwest Grain Processors, LLC.

4.        Amendment to Section 4.5 of the Loan Agreement.  Section 4.5 of the Loan Agreement is hereby amended in its entirety to read as follows:

“4.5  Compliance with Construction Lending Protocol.  With respect to each Term Loan Advance, Borrower shall have complied with all procedures and conditions set forth in the Construction Lending Protocol for the Iowa Project on and as of the date of any request for such Term Loan Advance. With respect to each Revolving Term Loan Advance, Borrower shall have complied with all procedures and conditions set forth in the Construction Lending Protocol for the Michigan Project on and as of the date of any request for such Revolving Term Loan Advance. In addition, prior to the date of the initial Advance under the Revolving Term Loan Commitment or April 30, 2006, whichever shall occur earlier, each of the following requirements shall have been satisfied to the satisfaction of the Agent: (a) the Agent shall have received such additional detail related to the total project cost certificate of the Borrower, the sworn construction cost statement of the General Contractor for the Michigan Project, and the sworn construction cost statement of the Borrower for the Borrower’s Work on the Michigan Project, and the matters covered thereby, all as the Agent and the disbursing agent for the Michigan Project shall require, (b) if required by the Agent, an endorsement to the Agent’s title insurance policy for the Iowa Project insuring the appurtenant utility easements described in the Agent’s mortgage on the Iowa Project, subject only to such exceptions as are acceptable to the Agent in its sole discretion; provided, however, if the Borrower has been diligently pursuing the satisfaction of this requirement (b) but has been unable to accomplish such satisfaction prior to the date of the initial Advance under the Revolving Term Loan or April 30, 2006, whichever shall occur earlier, then, so long as the Borrower continues to diligently pursue satisfaction of this requirement (b), the Borrower shall have until April 30, 2006 to satisfy this requirement (b), (c) if not already included in the Agent’s title insurance policy for the Michigan Project, an endorsement to the Agent’s title insurance policy for the Michigan Project insuring the Borrower’s leasehold estate under that certain Lease dated May 16, 2005 from the Adrian & Blissfield Rail Road Company, as lessor, and Borrower, as lessee, as amended, subject only to such exceptions as are acceptable to the Agent in its reasonable discretion; provided, however, if the Borrower has been diligently pursuing the satisfaction of this requirement (c) but has been unable to accomplish such satisfaction prior to the date of the initial Advance under the Revolving Term Loan or April 30, 2006, whichever shall occur earlier, then, so long as the Borrower continues to diligently pursue satisfaction of this requirement (c), the Borrower shall have until June 30, 2006 to satisfy this requirement (c), (d) an amendment to the Lease referred to in requirement (c) above, duly executed by the Adrian & Blissfield Rail Road Company in favor of Borrower, which permits the lien of the Agent in the Lease referred to in requirement

(c) above, clarifies the concept of “cessation of operations” in a manner reasonably acceptable to the Agent, and agrees to such other changes in the Lease as shall be reasonably requested by the Agent; provided, however, if the Borrower has been diligently pursuing the satisfaction of this requirement (d) but has been unable to accomplish such satisfaction prior to the date of the initial Advance under the Revolving Term Loan or April 30, 2006, whichever shall occur earlier, then, so long as the Borrower continues to diligently pursue satisfaction of this requirement (d), the Borrower shall have until June 30, 2006 to satisfy this requirement (d), (e) a consent and non-disturbance agreement in favor of the Borrower, duly executed by any mortgagee of the Adrian & Blissfield Rail Road Company in form and content reasonably acceptable to the Agent; provided, however, if the Borrower has been diligently pursuing the satisfaction of this requirement (e) but has been unable to accomplish such satisfaction prior to the date of the initial Advance under the Revolving Term Loan or April 30, 2006, whichever shall occur earlier, then, so long as the Borrower continues to diligently pursue satisfaction of this requirement (e), the Borrower shall have until June 30, 2006 to satisfy this requirement (e), (f) a “to-be-built” survey of the Michigan Project in form and content acceptable to the Agent, (g) executed consents, acknowledgments and reliance letters from third-parties (including, without limitation, R.J. O’Brien, F.C. Stone, LLC, TIC and TIC Holdings, Inc.) to the extent not provided on the Closing Date, and (h) a new letter of credit (or amendment to the existing letter of credit) provided for the account of TIC for the benefit of the Borrower which complies with the requirements of the Construction Contract for the Michigan Project. Failure of the Borrower to satisfy the requirements set forth in the preceding sentence by the dates required in the preceding sentence shall constitute a Matured Default under this Agreement.”

5.      Amendment to Section 6.11 of the Loan Agreement.  Section 6.11 of the Loan Agreement is hereby amended in its entirety to read as follows:

“6.11  Existence of Borrower.  Midwest Grain Processors, LLC, is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing the States of Iowa and Michigan and in all other states where such qualification is necessary, except for those jurisdictions in which the failure so to qualify would not, in the aggregate, have a material adverse effect on its financial condition, results of operations or business. Part 11 of Exhibit 5A sets forth the ownership interests in Midwest Grain Processors, LLC.”

6.      Amendment to Section 8.9 of the Loan Agreement.  Section 8.9 of the Loan Agreement is hereby amended in its entirety to read as follows:

“8.9  Distributions in Respect of Equity, Prepayment of Debt.  Borrower shall not directly or indirectly: (a) make any distributions in respect of or redeem any of Borrower’s equity interests, except that Borrower may, provided that no Default or Matured Default has occurred and is continuing or would result therefrom, (i) make a one-time distribution of up to $100,000,000 from the cash equity investment in the Borrower made by Global Ethanol, Inc. in connection with the acquisition by Global Ethanol, Inc. of its sixty percent (60%) ownership interest in the Borrower, or (ii) make distributions from time to time not exceeding the greater of (A) fifty percent (50%) of net income of the Borrower, or (B) amounts as are necessary to reflect the amount of income tax liability passed through to Borrower’s Owners; or (b) prepay any principal, interest or other payments on or in connection with any indebtedness of Borrower other than the Liabilities and any subordinated debt permitted under Section 8.4(c) above.”

7.      Amendment to Part 11 of Exhibit 5A of the Loan Agreement.  Part 11 of Exhibit 5A of the Loan Agreement is hereby amended to read as follows:

	Class A Units	Class B Units	Class C Units	Class Percentage
Members

Midwest Grain Processors Cooperative	100,209	0	0	29.68%

Great Lakes Ethanol, LLC	0	30,403	0	9.01%

Lurgi PSI, Inc.	4,411	0		1.31%

Global Ethanol, Inc.			202,534.5	60.00%

Total	104,620	30,403	202,534.5	100.00%

8.      No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Loan Agreement and Financing Agreements shall remain in full force and effect.

9.      Conditions Precedent.  This Amendment shall be effective when the Agent shall have received an executed original hereof, duly executed by all of the parties hereto, together with each of the following, in form and content acceptable to the Agent:

(a)        A copy of the Management Services Agreement, duly executed by the parties thereto.

(b)        A copy of the Amended and Restated Limited Liability Company Agreement of the Borrower, duly executed by the parties thereto.

(c)        Such other items as the Agent shall request.

10.      Representations and Warranties.  Each Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)      Each Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by each Borrower and constitutes the legal, valid and binding obligations of each Borrower, enforceable in accordance with its terms.

(b)      The execution, delivery and performance by each Borrower of this Amendment has been duly authorized by all necessary action and does not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the organizational documents of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected.

(c)      All of the representations and warranties contained in Article 6 of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

11.      References.  All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in any other Financing Agreement to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

12.      No Other Waiver.  The execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any Default or any Matured Default under the Loan Agreement or breach, default or event of default under any other Financing Agreement or other document held by the Agent or any Lender, whether or not known to the Agent or any Lender and whether or not existing on the date of this Amendment.

13.      Release.  Each Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which each Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

14.      Costs and Expenses.  The Borrower hereby reaffirms its agreement under Section 10.4 of the Loan Agreement. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

15.      Miscellaneous.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MIDWEST GRAIN PROCESSORS, LLC

By	/s/ Patrick W. Samuelson
Its	Chief Financial Officer

MIDWEST GRAIN PROCESSORS COOPERATIVE

By	/s/ Patrick W. Samuelson
Its	Chief Financial Officer

COBANK, ACB, as Agent and as a Lender

By	/s/ Doug Jones
Its	Vice President

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Lender

By	/s/ Shane Frahm
Its	Vice President

METROPOLITAN LIFE INSURANCE COMPANY, as a Lender

By	/s/ Steven D. Craig
Its	Director

(Signature Page to Second Amendment to Amended and Restated Loan Agreement)